STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Banyan Rail Services Inc.                                                    , a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is Banyan Rail Services Inc. Banyan Rail Services Inc .
2.	That a Certificate of Amendment of Certificate of Incorporation
(Title of Certificate Being Corrected)
was filed by the Secretary of State of Delaware on March 31, 2010 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3.	The inaccuracy or defect of said Certificate is: (must be specific)
The following sentence, reducing the authorized common stock, was unintentionally omitted: "On the Split Date, the aggregate number of shares of Common Stock that the Corporation is authorized to issue shall be reduced from 75,000,000 to 7,500,000 shares and the aggregate number of shares of all classes of capital stock that the Corporation is authorized to issue shall be reduced from 76,000,000 to 8,500,000 shares.
4.	Article Third, Section (a) & (d) (i) of the Certificate is corrected to read as follows:
Each outstanding share of Common Stock as of April 2, 2010 (the "Split Date") shall be exchanged for 1/10 of a share of Common Stock. On the Split Date, the aggregate number of shares of Common Stock that the Corporation is authorized to issue shall be reduced from 75,000,000 to 7,500,000 shares and the aggregate number of shares of all classes of capital stock that the Corporation is authorized to issue shall be reduced from 76,000,000 to 8,500,000 shares. Each certificate that prior to the Split Date represented shares of Common Stock shall then represent the number of shares of Common Stock into which such shares are split thereby; provided, however, that each person holding of record a stock certificate or certificates that prior to the Split Date represented shares of Common Stock shall receive, upon surrender of each such certificate or certificates, a new certificate or certificates representing the number of shares of Common Stock to which the person is entitled. No new certificates representing fractional shares will be issued. Instead, each share of stock that would otherwise be converted into fractional shares as a result of the stock split will be rounded to the nearest whole share.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this         9th          day of March             , A.D. 2011        .

By:	/s/ C. Lawrence Rutstein
Authorized Officer
Name:	C. Lawrence Rutstein
Print or Type
Title:	Vice President of Administration and Secretary